UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018

ENPHASE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1420 N. McDowell Blvd
Petaluma, CA 94954
(Address of principal executive offices, including zip code)
 Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, Enphase Energy, Inc., a Delaware corporation (“Enphase”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated June 12, 2018, with SunPower Corporation, a Delaware corporation (“SunPower”), pursuant to which Enphase agreed to purchase assets primarily relating to SunPower’s microinverter business (the “Acquired Assets”) for the following consideration: (i) $15,000,000 payable in cash (the “Initial Cash Payment”) at the closing under the Purchase Agreement (the “Closing”); (ii) 7,500,000 shares of Enphase common stock issuable to SunPower at the Closing (the “Closing Shares”); and (iii) an additional cash payment of $10,000,000 payable by Enphase to SunPower on the earlier of the four-month anniversary of the Closing and December 28, 2018 (the “Additional Cash Payment”).

Item 1.01    Entry into a Material Definitive Agreement

Stockholders Agreement

On August 9, 2018, in connection with the Closing under the Purchase Agreement, Enphase and SunPower entered into a Stockholders Agreement (the “Stockholders Agreement”) pursuant to which Enphase and SunPower agreed to, among other things: (a) a six-month lock-up period and other transfer and resale restrictions applicable to the Closing Shares; (b) registration rights with respect to the Closing Shares pursuant to which Enphase will prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 to register for resale the Closing Shares on or before November 7, 2018; (c) SunPower’s right to appoint one person to the Enphase board of directors for so long as SunPower owns at least 55% of the Closing Shares; (d) voting agreements that require SunPower, subject to certain exceptions and so long as SunPower has the right to appoint one person to the Enphase board of directors, to cause the Closing Shares to be present at Enphase stockholders meetings for quorum purposes and to vote the Closing Shares in favor of Enphase’s board nominees and routine management proposals; and (e) stand-still provisions that expire upon the earlier of (y) the termination of the Stockholders Agreement, or (z) the date of the termination of SunPower’s right to appoint a director, a designee of SunPower no longer serves on the Enphase board of directors and the MSA has been terminated.

Master Supply Agreement

On August 9, 2018, in connection with the Closing under the Purchase Agreement, Enphase and SunPower entered into a Master Supply Agreement (the “MSA”). Pursuant to the MSA, with certain exceptions, SunPower has agreed to exclusively procure module-level power electronics (“MLPE”) and alternating current (“AC”) cables (“AC Cables”) from Enphase to meet all of SunPower’s and its affiliates’ needs for MLPE and AC Cables for the manufacture and distribution of AC modules and discrete MLPE system solutions for the U.S. residential market, including SunPower’s current Equinox solution and any AC module-based successor products. SunPower has also agreed not to pair any third-party MLPE or AC Cables with any SunPower module for use in the grid-tied U.S. residential market where an Enphase MLPE is qualified and certified for such module. Under the MSA, SunPower has agreed to use its best efforts to transition to purchasing Enphase products in accordance with the MSA as soon as possible following execution of the MSA. The MSA does not otherwise restrict SunPower from manufacturing, selling or purchasing any goods or products other than as restricted by the exclusivity provisions under the MSA. In consideration of SunPower’s exclusivity undertakings, Enphase has agreed to prioritize and supply the applicable products under the MSA before supplying the same products to third parties. The MSA also includes customary provisions relating to requirements forecasting, warranty, liability and quality assurance provisions.

The initial term of the MSA is through December 31, 2023, and the MSA term shall automatically be extended for successive two-year periods unless either party provides written notice of non-renewal. The MSA is subject to customary provisions permitting termination by the parties in connection with specified events of default and subject to applicable cure periods.

Item 2.01    Completion of Acquisition or Disposition of Assets

On August 9, 2018, Enphase and SunPower completed the Closing under the Purchase Agreement, and SunPower sold, transferred and assigned to Enphase the Acquired Assets in consideration for the Initial Cash Payment and the issuance of the Closing Shares. Enphase shall pay to SunPower the Additional Cash Payment under the Purchase Agreement on the earlier of the four-month anniversary of the Closing and December 28, 2018.

Item 3.02     Unregistered Sales of Equity Securities

The information set forth in Item 2.01 and the Introductory Note relating to the sale and issuance of the Closing Shares to SunPower on August 9, 2018 under the Purchase Agreement is incorporated herein by reference.

The Closing Shares were issued in reliance on the exemption from the registration provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, relating to sales by an issuer not involving any public offering.

Item 8.01    Other Events

On August 9, 2018, Enphase issued a press release announcing the closing of the transactions under the Purchase Agreement, the execution and delivery of the Stockholders Agreement and MSA, and the other transactions contemplated thereby.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

Exhibit number	Description
99.1	Press Release of Enphase Energy, Inc., dated August 9, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2018	ENPHASE ENERGY, INC.

	By:	/s/ Eric Branderiz
Eric Branderiz
Chief Financial Officer